Exhibit 99.1

Cognex Reports First Quarter 2025 Results; Announces CEO Transition

April 30, 2025―NATICK, MA—Cognex Corporation (NASDAQ: CGNX) today reported financial results for the first quarter ended March 30, 2025.

First-Quarter Financial and Operating Highlights

•Revenue grew 2% year-on-year or 5% on a constant-currency basis
•Operating expenses declined 7% year-on-year, driven primarily by cost management
•Operating margin of 12.1%; Adjusted EBITDA margin of 16.8%, above high end of guidance
•Returned $116 million to shareholders during the quarter, highest amount since Q1 2022
•Expect to substantially mitigate direct cost impact of tariffs currently in effect in 2025
•Cognex hosting Investor Day on June 10th at Natick, MA headquarters

Cognex today announced that Matt Moschner, Cognex’s President and Chief Operating Officer, will succeed Robert J. Willett as Chief Executive Officer on June 27, 2025. Mr. Willett, who became President and Chief Operating Officer in 2010 and Chief Executive Officer in 2011, will continue to serve on Cognex’s Board of Directors. Mr. Moschner will join the Cognex Board effective June 27.

“Reflecting on my 17-year tenure at Cognex, I am extremely proud of what we have accomplished as a team, increasing revenue fivefold to over $900 million in 2024, driven by an unwavering dedication to innovation and excellence,” Mr. Willett commented. “This transition is the product of a thoughtful, multi-year succession planning process with our Board of Directors to prepare for my retirement. Since joining Cognex in 2017, Matt has successfully navigated a range of challenges and growth opportunities, which proved his readiness to assume the CEO role. Matt is absolutely the right person to lead our company through the next phase of growth.”
Commenting on first-quarter performance, Mr. Willett said, "We delivered revenue growth of 5% on a constant-currency basis, driven by continued strength in our Logistics and Semiconductor businesses. Despite increasing economic uncertainty, we maintained momentum as we concluded the first quarter, a trend that has persisted through April. However, the Automotive market continues to experience a downturn."

Dennis Fehr, CFO, added, "While the tariff situation remains fluid and uncertain, we anticipate substantially mitigating the direct cost impact of the tariffs currently in effect, with no material impact to earnings per share throughout the remainder of 2025."
Mr. Fehr continued, “Our focus on profitability and disciplined working capital management drove another strong quarter for Free Cash Flow, with $162 million generated over the trailing twelve-month period, or 120% of adjusted net income. We took an aggressive approach to buying back shares during the quarter, repurchasing $102 million of our stock to support our shareholders.”

Financial Performance Highlights for the First Quarter
(Dollars in millions, except per share amounts)

	Three Months Ended March 30, 2025	Three Months Ended March 31, 2024	Y/Y Change
Revenue	$216	$211	+2%

Operating Income	$26	$14	+84%
% of Revenue	12.1%	6.7%	+540 bps

Adjusted EBITDA*	$36	$25	+44%
% of Revenue	16.8%	11.9%	+490 bps

Net Income per Diluted Share	$0.14	$0.07	+99%

Adjusted EPS (Diluted)*	$0.16	$0.11	+41%

*Adjusted EBITDA and Adjusted EPS (Diluted) include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this news release.

•Revenue was $216 million, compared with $211 million in the first quarter of 2024, an increase of 2%. Excluding the impact of foreign currency exchange (FX), revenue increased 5% compared to the prior year. The year-on-year increase in revenue was driven by strength in the Logistics and Semiconductor businesses, partially offset by continued weakness in the Automotive industry, while broader Factory Automation revenue remained stable.

•Gross margin was 66.8% compared to 67.3% in the first quarter of 2024. Adjusted gross margin was 67.6% compared to 68.8% in the first quarter of 2024. The year-on-year decline was primarily due to unfavorable mix and FX, while the unfavorable impact of pricing was offset by productivity measures.

•Operating expenses were $118 million compared to $128 million in the first quarter of 2024, a decrease of 7%. Adjusted operating expenses were $115 million compared to $125 million in the first quarter of 2024, a decrease of 8%, driven by lower overall headcount, tight cost management, lower stock expense and FX.

•Operating margin was 12.1% compared to 6.7% in the first quarter of 2024, an increase of 540 basis points. Adjusted operating margin was 14.4% compared to 9.4% in the first quarter of 2024, an increase of 500 basis points.

•Adjusted EBITDA margin was 16.8% compared to 11.9% in the first quarter of 2024, an increase of 490 basis points. The year-on-year expansion was driven by revenue growth and lower operating expenses.

•Net income of $24 million compared to $12 million in the first quarter of 2024, an increase of 96%. Adjusted net income of $27 million compared to $19 million in the first quarter of 2024, an increase of 39%.

•Net income per diluted share was $0.14 compared to $0.07 in the first quarter of 2024, an increase of 99%. Adjusted diluted earnings per share were $0.16 compared to $0.11 in the first quarter of 2024, an increase of 41%.

Balance Sheet and Cash Flow Highlights

•As of March 30, 2025, Cognex’s financial position remained strong, with $513 million in cash and investments and no debt.

•During the first quarter, Cognex generated $41 million of cash from operating activities compared to $14 million in the first quarter of 2024, an increase of 197%.

•During the first quarter, Cognex generated Free Cash Flow (FCF) of $38 million compared to $10 million in the first quarter of 2024, an increase of 297%. First quarter FCF conversion rate was 140% of adjusted net income and trailing twelve-month FCF conversion rate was 120% of adjusted net income.

•Cognex repurchased $102 million of its common stock and paid $14 million in dividends to shareholders in the first quarter.

Dividend
On April 30, 2025, Cognex's Board of Directors declared a quarterly cash dividend of $0.08 per share. The dividend is payable on May 29, 2025, to all shareholders of record at the close of business on May 15, 2025.

Guidance
Cognex issued second-quarter 2025 guidance; details are summarized in the table below.

(Dollars in millions, except per share amounts)	Q2 2025 Guidance	Q2 2024 Results	Y/Y Change*
Revenue	$235 - $255	$239	+2.5%

Adjusted Gross Margin[1]	High 60%	70.3%	Slightly Down

Adjusted EBITDA Margin[1]	18.5% - 21.5%	19.9%	+10 bps

Adjusted Effective Tax Rate[1]	16.0%	15.0%	+100 bps
*At the midpoint of Revenue and Adj. EBITDA Margin guidance

1Cognex has provided the forward-looking non-GAAP measures of adjusted gross margin, adjusted EBITDA margin, and adjusted effective tax rate, but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as reorganization charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”.

Investor Day
Cognex will host an Investor Day on June 10th, where management will present its 5-year strategic objectives, discuss technology leadership, customer experience, the evolution of AI in the machine vision landscape, and outline an updated financial framework and capital allocation strategy.

•June 9th: Customer Engagement and Cocktail Reception
•June 10th: Investor Day - Cognex Headquarters in Natick, MA

Please reach out to investor relations at ir@cognex.com for more information.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on May 1, 2025 at 8:30 a.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States).

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$143,744	$186,094
Current investments, allowance for credit losses of $0 in 2025 and 2024	56,703	59,956
Accounts receivable, allowance for credit losses of $598 and $827 in 2025 and 2024, respectively	161,185	143,359
Unbilled revenue	2,755	3,055
Inventories	152,113	157,527
Prepaid expenses and other current assets	61,179	63,376
Total current assets	577,679	613,367
Non-current investments, respectively, allowance for credit losses of $0 in 2025 and 2024	312,310	340,898
Property, plant, and equipment, net	95,979	98,445
Operating lease assets	70,212	67,326
Goodwill	389,929	384,937
Intangible assets, net	91,134	90,684
Deferred income taxes	390,170	392,166
Other assets	5,090	5,027
Total assets	$1,932,503	$1,992,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,303	$38,046
Accrued expenses	67,849	71,760
Accrued income taxes	22,677	25,685
Deferred revenue and customer deposits	39,858	25,035
Operating lease liabilities	10,277	8,854
Total current liabilities	183,964	169,380
Non-current operating lease liabilities	63,425	61,363
Deferred income taxes	212,205	217,155
Reserve for income taxes	27,194	26,365
Other liabilities	87	1,082
Total liabilities	486,875	475,345

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value – Authorized: 400 shares in 2025 and 2024, respectively; no shares issued and outstanding	—	—
Common stock, $.002 par value – Authorized: 300,000 shares in 2025 and 2024, respectively; issued and outstanding: 167,865 and 170,434 shares in 2025 and 2024, respectively	336	341
Additional paid-in capital	1,097,989	1,090,638
Retained earnings	405,949	499,303
Accumulated other comprehensive loss, net of tax	(58,646)	(72,777)
Total shareholders’ equity	1,445,628	1,517,505
Total liabilities and shareholders' equity	$1,932,503	$1,992,850

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended
	March 30, 2025	March 31, 2024

Revenue	$216,036	$210,797
Cost of revenue (1)	71,713	68,860
Gross profit	144,323	141,937
Percentage of revenue	66.8%	67.3%
Research, development, and engineering expenses (1)	34,727	37,105
Percentage of revenue	16.1%	17.6%
Selling, general, and administrative expenses (1)	83,504	90,628
Percentage of revenue	38.7%	43.0%
Operating income	26,092	14,204
Percentage of revenue	12.1%	6.7%
Foreign currency gain (loss)	(2,453)	46
Investment income	3,990	3,120
Other income (expense)	169	196
Income before income tax expense	27,798	17,566
Income tax expense	4,195	5,544
Net income	$23,603	$12,022
Percentage of revenue	10.9%	5.7%

Net income per weighted-average common and common-equivalent share:
Basic	$0.14	$0.07
Diluted	$0.14	$0.07

Weighted-average common and common-equivalent shares outstanding:
Basic	169,265	171,692
Diluted	170,391	172,594

Cash dividends per common share	$0.080	$0.075

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$668	$605
Research, development, and engineering	4,696	4,389
Selling, general, and administrative	4,575	8,308
Total stock-based compensation expense	$9,939	$13,302

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross margin, adjusted operating expense, adjusted operating income, adjusted EBITDA, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross profit and margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating income and margin: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted EBITDA and margin: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs, discrete tax items, and one-time discrete events.

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

•Free cash flow conversion rate: Free cash flow divided by adjusted net income.

Cognex may disclose results on a constant-currency basis as one measure to evaluate its performance and compare results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
Dollars in thousands, except per share amounts (Unaudited)

	Three-months Ended
	March 30, 2025	March 31, 2024

Gross profit (GAAP)	$144,323	$141,937
Acquisition and integration costs	242	1,568
Amortization of acquisition-related intangible assets	1,338	1,429
Reorganization charges	86	—
Adjusted gross profit	$145,989	$144,934
GAAP gross margin	66.8%	67.3%
Adjusted gross margin	67.6%	68.8%

Operating expense (GAAP)	$118,231	$127,733
Acquisition and integration costs	(538)	(1,303)
Amortization of acquisition-related intangible assets	(1,290)	(1,384)
Reorganization charges	(1,622)	—
Adjusted operating expense	$114,781	$125,046

Operating income (GAAP)	$26,092	$14,204
Acquisition and integration costs	780	2,871
Amortization of acquisition-related intangible assets	2,628	2,813
Reorganization charges	1,708	—
Adjusted operating income	$31,208	$19,888
GAAP operating margin	12.1%	6.7%
Adjusted operating margin	14.4%	9.4%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	5,083	5,279
Adjusted EBITDA	$36,291	$25,167
Adjusted EBITDA margin	16.8%	11.9%

Net income (GAAP)	$23,603	$12,022
Acquisition and integration costs	780	2,871
Amortization of acquisition-related intangible assets	2,628	2,813
Reorganization charges	1,708	—
Discrete tax (benefit) expense	(307)	3,085
Tax impact of reconciling items	(1,365)	(1,354)
Adjusted net income	$27,047	$19,437

Earnings per share of common stock, diluted (GAAP)	$0.14	$0.07
Acquisition and integration costs	—	0.02
Amortization of acquisition-related intangible assets	0.02	0.02
Reorganization charges	0.01	—
Discrete tax (benefit) expense	—	0.02
Tax impact of reconciling items	(0.01)	(0.01)
Adjusted earnings per share of common stock, diluted	$0.16	$0.11

Effective tax rate (GAAP)	15.1%	31.6%
Discrete tax benefit (expense)	1.1%	(17.6)%
Net impact of other reconciling items	1.6%	2.4%
Adjusted effective tax rate	17.8%	16.4%

Cash provided by operating activities (GAAP)	$40,502	$13,643
Capital expenditures	(2,501)	(4,061)
Free cash flow	$38,001	$9,582

Description of adjustments:

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. During the periods presented, these costs were primarily related to the ongoing integration of Moritex Corporation.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Reorganization charges:
•The Company has incurred charges related to the reorganization of its employees. During the three-month period ended March 30, 2025, these costs consisted primarily of severance.

Discrete tax (benefit) expense:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, establishments and adjustments of valuation allowances, stock based compensation, and adjustments to deferred tax positions.

•We estimate the tax effect of items identified in the reconciliation by applying the statutory tax rate to the pre-tax amount.

Certain statements made in this release, as well as oral statements made by the Company from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Readers can identify these forward-looking statements by our use of the words “expects,” “anticipates,” “estimates,” "potential," “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” "opportunity," "goal" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, the impact of tariffs, customer demand and order rates and timing of related revenue, future product or revenue mix, research and development activities, sales and marketing activities, new product offerings, innovation and product development activities, customer acceptance of our products, capital expenditures, cost and working capital management activities, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, acquisitions, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products and the inability to develop new products; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees, effectively plan for succession including managing the change of our Chief Executive Officer, all while maintaining our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes, the imposition of tariffs, the economic climate in China, and the wars involving Ukraine and Israel; (6) the challenges in integrating and achieving expected results from acquired businesses; (7) uncertainty surrounding our future capital needs; (8) information security breaches and other cybersecurity threats; (9) the failure to comply with laws or regulations relating to data privacy or data protection; (10) the inability to protect our proprietary technology and intellectual property; (11) the failure to manufacture and deliver products in a timely manner; (12) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (13) the inability to design and manufacture high-quality products; (14) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive industries; (15) challenges in accurately forecasting our financial results due to seasonal and cyclical variations in customer purchasing patterns and economic and market volatility; (16) potential impairment charges with respect to our investments or acquired intangible assets; (17) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (18) fluctuations in foreign currency exchange rates and the use of derivative instruments; (19) unfavorable global economic conditions, including increases in interest rates, elevated inflation rates, and recession risks; (20) business disruptions from natural or man-made disasters, public health crises, or other events outside our control; (21) stock price volatility; and (22) our involvement in time-consuming and costly litigation or activist shareholder activities. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by Part II - Item 1A of this Quarterly Report on Form 10-Q. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

About Cognex Corporation

Cognex Corporation (“the Company” or “Cognex”) invents and commercializes technologies that address some of the most critical manufacturing and distribution challenges. We are a leading global provider of machine vision products and solutions that improve efficiency and quality in a wide range of businesses across attractive industrial end markets. Our solutions blend physical products and software to capture and analyze visual information, allowing for the automation of manufacturing and distribution tasks for customers worldwide. Machine vision products are used to automate the manufacturing or distribution and tracking of discrete items, such as mobile phones, automotive components, and e-commerce packages, by locating, identifying, inspecting, and measuring them. Machine vision is particularly valuable for applications in which human vision is inadequate to meet requirements for size, accuracy, or speed, or in instances where substantial cost savings are obtained through the reduction of labor or improved product quality.

Cognex is the world's leader in the machine vision industry, having shipped more than 5 million image-based products, representing over $12 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Investor Contacts:
Greer Aviv – Senior Investor Relations Consultant
Jordan Bertier – Senior Manager, Investor Relations
Cognex Corporation
ir@cognex.com